Exhibit 99.1

Memo

To:	All Temple-Inland Employees
From:	Doyle R. Simons
Date:	September 7, 2011
Subject:	Temple-Inland to be purchased by International Paper

This morning, Temple-Inland and International Paper issued a press release announcing that our respective Boards have approved a transaction by which International Paper would purchase all of the outstanding shares of Temple-Inland’s common stock for $32.00 per share.  While there are conditions that must be met  before the transaction is completed (including the approval by Temple-Inland shareholders and antitrust review), we anticipate that these conditions will most likely be satisfied and that the transaction will close.

As we stated in June when International Paper expressed its interest in acquiring our company, a core strategic goal of ours  is creating superior and sustainable value for the benefit of Temple-Inland shareholders.  At that time, our Board determined that the price of $30.60 then offered by International Paper grossly undervalued our company and was not an appropriate price at which to recommend a transaction to our shareholders.  Since that time, deteriorating economic conditions combined with International Paper’s decision to increase its offering price led our Board to determine that a transaction at $32.00 per share of common stock is in the best interest of Temple-Inland shareholders.  I assure you that this decision by our Board was arrived at only after careful and thorough consideration of all aspects of the offer, and the benefits of the transaction and was made with input from its independent financial and legal advisors.

While I appreciate that today’s news may not be what some of you hoped to hear, I believe that becoming a part of International Paper will create new opportunities for our customers as well as for many of our employees.   International Paper is a strong company and a global leader in the paper and packaging industry with manufacturing operations in North America, Europe, Latin America, Asia and North Africa that include over 60,000 employees and annual revenues topping $25 billion.

We will provide you with further details about the transaction, and especially on those issues that will impact you most directly, as soon as they become available.  For updates, FAQs and current information, please refer to InsideTIN.

I thank all of you for the part you play in making Temple-Inland “The Best”, and I look forward to working with you during this transition period to ensure that it proceeds smoothly and successfully.

Sincerely,

Doyle R. Simons
Chairman and CEO

Cautionary Statement Regarding Forward-Looking Information

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this document.  All forward-looking statements are subject to a number of important factors, risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in any forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the satisfaction of the conditions precedent to consummation of the proposed transaction. These factors and risks include, but are not limited to, the strategic opportunity and perceived value to Temple-Inland’s stockholders of the transaction, general economic conditions, demand for new housing, accuracy of certain accounting assumptions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws, integration risks associated with recent acquisitions, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational, and legal risks and uncertainties detailed from time to time in Temple-Inland’s and IP’s cautionary statements contained in its filings with the SEC, such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this document are made only as of the date hereof. Temple-Inland disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Additional Information and Where to Find It

Temple-Inland intends to file with the SEC a proxy statement in connection with the proposed transaction with IP. The definitive proxy statement will be sent or given to the stockholders of Temple-Inland and will contain important information about the proposed transaction and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Temple-Inland with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Temple-Inland by contacting Investor Relations by mail at Attention: Investor Relations, 1300 S Mopac Expy FL 3, Austin, TX 78746.

Participants in the Solicitation

Temple-Inland and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Temple-Inland stockholders in connection with the proposed transaction.  Information about Temple-Inland’s directors and executive officers is set forth in its proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2011, and its Annual Report on Form 10-K for the year ended January 1, 2011, filed on February 22, 2011. These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at Attention: Investor Relations, 1300 S Mopac Expy FL 3, Austin, TX 78746, or by going to Temple-Inland’s Investor Relations page on its corporate website at www.templeinland.com.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Temple-Inland intends to file with the SEC.